Kemper Corporation 2011 Omnibus Equity Plan
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Installment-Vesting Form)
This RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of this ______ day of _______________, 20__ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (“Company”), and «name» (“Participant”) for an Award of restricted stock units (“RSUs”), each representing the right to receive one share of the Company’s common stock (“Common Stock”) on the terms and conditions set forth in this Agreement.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION                 PARTICIPANT

By: ________________________________    ____________________________________
«CEO Signature and Title»    «name»
RECITALS
A.The Board of Directors of the Company (“Board”) has adopted the Kemper Corporation 2011 Omnibus Equity Plan (“Plan”), including all amendments to date, to be administered by the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (“Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.    The Plan authorizes the Committee to grant to selected Employees, Directors and Third Party Service Providers awards of various types, including restricted stock units providing the right to receive shares of Common Stock under specified terms and conditions.
C.    Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant an Award of restricted stock units to the Participant under the terms and conditions specified in this Agreement as an inducement to remain in the service of the Company and an incentive for increased effort during such service.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Grant. The Company grants an aggregate of «shares» («shares») RSUs, which represent the Company’s unfunded and unsecured promise to issue shares of Common Stock, to the Participant, subject to the terms and conditions set forth in this Agreement. The RSUs shall not entitle the Participant to any rights of a shareholder of Common Stock and the Participant has no rights with respect to the Award other than rights as a general creditor of the Company.
2.    Governing Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant agrees to be bound by the terms and conditions of the Plan, which controls in case of any conflict with this Agreement, except as otherwise provided for in the Plan.    No amendment of the Plan shall adversely affect this Award in any material way without the written consent of the Participant.
3.    Restrictions on Transfer. The RSUs shall be restricted during a period (“Restricted Period”) beginning on the Grant Date and expiring on the applicable Settlement Date (as defined in Section 6 below). During the Restricted Period, neither this Agreement, the RSUs nor any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise (any such disposition being referred to herein as a “Transfer”), except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be Transferred during the Restricted Period to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment. Any attempt to Transfer this Agreement, the RSUs or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect, and the Company shall not recognize or give effect to any such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such RSUs.
4.    Vesting and Forfeiture.
(a)    Vesting. To the extent not previously forfeited, and except as provided in Section 4(b) below, the RSUs shall vest in accordance with the following schedule if the Participant continues in Service through the applicable date (each such date, a “Vesting Date”):
(i)    one-third of the RSUs on the first anniversary of the Grant Date;
(ii)    one-third of the RSUs on the second anniversary of the Grant Date; and
(iii)    one-third of the RSUs on the third anniversary of the Grant Date.
Notwithstanding the foregoing and except as provided in Section 4(b) or 4(c) below, if the Participant is Retirement Eligible (as defined below) prior to the date the Participant’s Service is terminated for any reason other than Substantial Cause, any unvested RSUs shall continue to vest in accordance with the schedule set forth above, provided that the Committee in its sole discretion determines that the Participant has not at any time prior to the applicable Vesting Date become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates.
(b)    Acceleration of Vesting. Notwithstanding the terms of Section 4(a) above, to the extent not previously vested or forfeited, the RSUs shall fully vest on the earliest to occur of the following (the date of which shall also be designated as a Vesting Date):
(i)    the date of the Participant’s death or Disability, if the Participant dies or becomes Disabled while in Service;
(ii)    the date of the Participant’s death or Disability following the Participant’s termination of Service for any reason other than Substantial Cause, if the Participant was Retirement Eligible prior to the date the Participant’s Service is terminated, provided that the Committee in its sole discretion determines that the Participant did not at any time prior to the date of death or Disability become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates; or
(iii)    any date upon which vesting is accelerated by the Committee in its discretion in accordance with the terms of the Plan.
(c)    Termination of Service. If the Participant ceases to be in Service prior to becoming Retirement Eligible (other than for the Participant’s death or Disability) or if the Participant’s Service is terminated for Substantial Cause prior to or after becoming Retirement Eligible, all unvested RSUs held by the Participant shall be forfeited to the Company on the date of such termination of Service.
(d)    Certain Definitions.
(i)    “Service” means the period during which the Participant is an Employee, Director or a Third Party Service Provider; provided, however, that the Participant will not be deemed to be in Service after the Company divests its control in the Affiliate for whom the Participant is exclusively in Service, or if the Company’s control of such Affiliate otherwise ceases.
(ii)    “Retirement Eligible” means that the Participant has either attained age 60 and completed 10 years of Service as an Employee or attained age 65 and completed five years of Service as an Employee.
(iii)    “Disabled” or “Disability” means that the Participant either:
(A)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, with respect to a Participant who is an Employee, is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g., a long term disability plan) covering Employees of the Company or Affiliate that employs the Participant; or
(B)    is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
5.    Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock during the Restricted Period, the Participant shall be eligible to receive a cash payment equal to the total cash dividend the Participant would have received had the RSUs been actual shares of Common Stock, provided that the Participant vests in the RSUs for which the cash payment (or portion thereof) relates. Any such cash payment(s) shall be made on the Settlement Date(s) (as defined below) of the applicable RSUs, and they shall be subject to applicable tax withholding obligations as described in Section 8.
6.    Conversion of RSUs; Issuance of Common Stock. Except as otherwise provided in Section 10, the Company shall cause one share of Common Stock to be issued, within the time period provided below, for each RSU that is vesting on the applicable Vesting Date.
Any issuance of Common Stock shall be subject to applicable tax withholding obligations as described in Section 8 and shall be in book-entry form, registered in the Participant’s name (or in the name of the Participant’s Representative, as the case may be), in payment of whole RSUs. Any fractional shares of Common Stock that would otherwise be issued to the Participant shall instead be issued in the form of cash. Except as otherwise provided in Section 10, in no event shall the date on which Common Stock is issued to the Participant (in each case, a “Settlement Date”) occur later than the first to occur of (a) March 15th following the calendar year in which the applicable Vesting Date occurred, or (b) 90 days following the applicable Vesting Date.
7.    Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the applicable date, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).
8.    Withholding of Taxes. The Participant acknowledges that the vesting of the RSUs will result in the Participant being subject to payroll taxes upon the Vesting Date (if the Participant is an Employee or was an Employee on the Grant Date) and that the issuance of Common Stock pursuant to Section 6 will result in the Participant being subject to income taxes upon the applicable Settlement Date. Upon a required withholding date, the Company will deduct from the shares of Common Stock that are otherwise due to be delivered to the Participant a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory withholding rates for the Participant for federal, state and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction, and the Participant shall remit to the Company in cash any and all applicable withholding taxes that exceed the amount available to the Company using whole shares.
The Participant further acknowledges that the Participant will be subject to payroll taxes upon becoming Retirement Eligible prior to termination of the Participant’s Service and agrees that the Company or its Affiliate shall withhold such payroll taxes from any other compensation paid by the Company or its Affiliate to the Participant.
9.    Section 409A. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Award Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax, interest or penalties that may be imposed on the Participant (or the Participant’s estate) under Section 409A.
10.    Shares to be Issued in Compliance with Federal Securities Laws and Other Rules. No shares of Common Stock issuable in settlement of the RSUs shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (“Act”) (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to ensure that such full compliance on the part of the Company is made. By signing this Agreement, the Participant represents and warrants that none of the shares to be acquired in settlement of the RSUs will be acquired with a view towards any sale, transfer or distribution of said shares in violation of the Act, and the rules and regulations promulgated thereunder, or any applicable “blue sky” laws, and that the Participant hereby agrees to indemnify the Company in the event of any violation by the Participant of such Act, rules, regulations or laws. The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 6; provided that if the Company reasonably anticipates that settlement within such period will cause a violation of applicable law, settlement may be delayed provided that settlement occurs at the earliest date at which the Company reasonably anticipates that such settlement will not cause a violation of applicable law, all in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii).
11.    Certain Adjustments; Change in Control. If, during the term of this Agreement, there shall be any stock splits, reorganizations, equity restructurings and similar matters, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the RSUs in a manner consistent with Sections 4.4 and 19.2 of the Plan. The Committee’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on any such adjustment. The RSUs may be subject to early vesting or termination in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.
12.    Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
13.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ or contract for the services of the Participant, to restrict the right of the Company or any of its Affiliates to discharge the Participant or cease contracting for the Participant’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Participant and the Company or any of its Affiliates.
14.    Death of Participant. In the event of the Participant’s death prior to the Settlement Date, delivery of shares of Common Stock pursuant to Section 6 shall be made to the duly appointed and qualified executor or other personal representative of the Participant, to be distributed in accordance with the Participant’s will or applicable intestacy law.
15.    Confidentiality, Non-Solicitation and Non-Disparagement. Participant agrees that the Award to Participant under the terms and conditions specified in this Agreement is conditioned upon Participant’s compliance with the following confidentiality, non-solicitation and non-disparagement terms and conditions.
(a)    Definitions. As used in this Section, the following terms have the meanings set forth below:
(i)    “Confidential Information” means any and all confidential information, including without limitation any negotiations or agreements between the Company or its Affiliates and third parties, business and marketing plans and related materials, training materials, financial information, plans, executive summaries, capitalization tables, budgets, unpublished financial statements, costs, prices, licenses, employee, customer, supplier, shareholder, partner or investor lists and/or data, products, technology, know-how, business processes, business data, inventions, designs, patents, trademarks, copyrights, trade secrets, business models, notes, sketches, flow charts, formulas, blueprints and elements thereof, databases, compilations, and other intellectual property, whether written or otherwise. Some or all of the Confidential Information may also be entitled to protection as a “trade secret” under applicable state or federal law. Confidential Information does not include information that Participant can prove was properly known to Participant from sources permitted to disseminate the information prior to Participant’s employment by, or provision of services to, Employer, or that has become publicly known and made generally available through no wrongful act of Participant.
(ii)    “Customer” means any customer of the Company or an Affiliate with which/whom Participant communicated, performed any services, to which/whom Participant sold any products, or about which Participant learned or had access to any Confidential Information during the twelve (12)-month period immediately preceding Participant’s termination of employment from, or provision of services to, the Employer (for any reason).
(iii)    “Employer” means the Company or Affiliate by whom Participant is employed, or to whom Participant provides services.
(iv)    “Enhanced Restricted Period” means the twenty-four (24)-month period commencing on the day following the last day of Participant’s employment with the Employer (regardless of the reason(s) for the termination of employment).
(v)    “Restricted Employee” means any person who was employed by the Company or an Affiliate and had Material Contact pursuant to Participant’s duties during the period of twelve (12) months immediately preceding the Participant’s last day of employment with the Employer. For purposes of this Agreement, “Material Contact” means interaction between Participant and another employee of the Employer or its affiliates: (i) with whom Participant actually dealt; or (ii) whose employment or dealings with Employer or services for the Employer were handled, coordinated, managed, or supervised by Participant.
(vi)    “Restricted Period” means the twelve (12)-month period commencing on the day following the last day of Participant’s employment with the Employer (regardless of the reason(s) for the termination of employment).
(b)    Confidential Information.
(i)    Protection of Confidential Information. At all times during Participant’s employment with, or provision of services to, the Employer and at all times thereafter, Participant agrees to: (A) hold the Confidential Information in strictest confidence, and not to directly or indirectly copy, distribute, disclose, divert, or disseminate, in whole or in part, any of such Confidential Information to any person, firm, corporation, association or other entity except (x) to authorized agents of the Employer who have a need to know such Confidential Information for the purpose for which it is disclosed, or (y) to other persons for the benefit of the Employer, in the course and scope of Participant’s employment with or service to the Employer; and (B) refrain from directly or indirectly using the Confidential Information other than as necessary and as authorized in the course and scope of Participant’s employment with, or provision of services to, the Employer. In the event Participant receives a subpoena or other validly issued administrative or judicial order demanding Confidential Information, Participant shall promptly notify the Employer and provide a copy of such subpoena or order and tender to the Employer the defense of any such demand. Participant may, if necessary, disclose Confidential Information in judicial proceedings relating to the enforcement of Participant’s rights or obligations under this Agreement; provided, however, that Participant must first enter into an agreed protective order with the Employer protecting the confidentiality of the Confidential Information.
(ii)    Notwithstanding Participant’s confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Participant acknowledges and understands that nothing in this Agreement prohibits Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice or the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Participant understands that Participant does not need prior authorization of the Employer to make any such reports or disclosures, and that Participant is not required to notify the Employer that Participant has made such reports or disclosures.
(c)    Non-Solicitation.
(i)    Non-Solicitation of Employees. Participant acknowledges that the Company and its Affiliates sustain their operations and the goodwill of the Customers and other business relations through its employees. The Company and its Affiliates have made significant investment in its employees and their ability to establish and maintain relationships with one another and with their Customers, agents, brokers, vendors, suppliers, consultants, partners and/or other business relations in order to further the Company’s and its Affiliates’ legitimate business interests and operations and to cultivate goodwill. Participant acknowledges that the loss of the employees could adversely affect the Company’s and its Affiliates’ operations and jeopardize the goodwill that has been established through these employees, and that the Company and its Affiliates therefore have a legitimate interest in preventing the solicitation of its employees. During the Participant’s employment with the Employer and the Restricted Period, Participant shall not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in, or promote the solicitation of, or otherwise attempt to adversely affect the employment of any Restricted Employees. Without limiting the foregoing restriction, during the Restricted Period Participant shall not, on behalf of Participant or any other person or entity, hire, employ or engage any Restricted Employee and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions of this subsection(c)(i).
(ii)    Non-Solicitation of Business. Participant acknowledges that by virtue of Participant’s employment with, or service to, the Employer, Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. Participant acknowledges that the Company and/or its Affiliates have invested in its and Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates has a legitimate business interest in protecting these relationships against solicitation and/or interference by Participant for a reasonable period of time after Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and the Restricted Period Participant shall not, directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer Participant’s business from the Company or an Affiliate to Participant, Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue or terminate Customer’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from Participant, Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of Participant, Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate. In addition to the foregoing restrictions, Participant agrees not to be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Company or an Affiliate, at any time during the Enhanced Restricted Period. Notwithstanding the foregoing, if Participant resides in the State of California, the restrictions set forth in this subsection (c)(ii) shall not apply to the extent such restrictions are inconsistent with Appendix I of this Agreement.
(d)    Notification of New Employers. During the Restricted Period, Participant shall notify any subsequent employer of Participant’s obligations under this Section prior to commencing employment. In addition, during the Restricted Period, Participant shall provide the Employer and his/her prior manager at the Employer fourteen (14) days’ advance written notice prior to becoming employed by, or retained to represent or provide services to, any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which Participant will be performing services and the title or position to be assumed by Participant.
(e)    Non-Disparagement. Participant shall not make or intentionally cause or direct others to make any written or oral statement that disparages, defames or reflects adversely on the Company or its Affiliates, or their respective business relations. Without in any way limiting the scope or effect of the preceding sentence, Participant specifically agrees, represents and warrants that Participant shall not directly or indirectly disparage the Company’s and/or its Affiliates’: (i) officers, management, business practices, policies, procedures and/or operations, (ii) employees or other personnel, employment or other personnel-related decisions, staffing, and/or hiring or termination decisions, practices or other personnel-related activities or occurrences, and/or any other employment-related decisions, actions or practices by or relating to the Company or the Affiliates, or (iii) any other policies, procedures or matters concerning or relating to the Company, including but not limited to the Company’s business, operations, employees, management, Customers, suppliers, activities, products, services or any other matter relating to the Company or its Affiliates; provided that this non-disparagement provision shall not prohibit any statement, reporting or other action this is permitted by subsection (b)(ii) of this Section. Moreover, Participant shall not encourage or aid any person or entity in the pursuit of any cause of action, lawsuit or any other claim or dispute of any kind against the Company and/or its Affiliates.
(f)    Consideration/Reasonableness of Restrictions.
(i)    Consideration. Participant acknowledges and agrees that Participant has received valuable and adequate consideration in exchange for the restrictions in this Section, including but not limited to the Award to Participant under the terms and conditions specified in this Agreement, offer of employment or continuing employment with the Employer, access to the Confidential Information and access to the Customers and Key Business Partners.
(ii)    Reasonableness of Restrictions. Participant acknowledges and understands the importance of the relationships which the Company and its Affiliates have with their Employees, Customers and Key Business Partners, as well as how significant the maintenance of the Confidential Information is to the business and success of the Company and its Affiliates, and acknowledges the steps the Company and its Affiliates have taken, are taking and will continue to take to develop, preserve and protect these relationships and the Confidential Information. Accordingly, Participant agrees that the scope and duration of the restrictions and limitations described in this Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates, and Participant acknowledges and agrees that all restrictions and limitations relating to the period following the end of Participant’s employment or service with the Employer will apply regardless of the reason Participant’s employment or service ends. Participant acknowledges and agrees that the enforcement of this Section will not in any way preclude Participant from becoming gainfully employed or engaged as a contractor in such manner and to such extent as to provide Participant with an adequate standard of living.
(iii)    Tolling. Notwithstanding anything herein to the contrary, if Participant breaches any of the Non-Solicitation Conditions of this Section, then the Restricted Period (or the Enhanced Restricted Period, if applicable) shall be tolled (retroactive to the date such breach commenced) until such breach or violation has been duly cured.
(iv)    Modification. If any provision or term in this Section is declared invalid or unenforceable by a court of competent jurisdiction, the invalid and unenforceable portion shall be reformed to the maximum time, activity-related restrictions and/or limitations permitted by applicable law, so as to be valid and enforceable.
(v)    Breach/Remedies. Notwithstanding anything to the contrary in this Agreement, Participant acknowledges that the breach of this Section would cause substantial loss to the goodwill of the Company and/or its Affiliates, and cause irreparable harm for which there is no adequate remedy at law. Further, because Participant’s employment with the Employer is personal and unique, because damages alone would not be an adequate remedy and because of Participant’s access to the Confidential Information, the Company and/or its Affiliates shall have the right to enforce this Section, including any of its provisions, by injunction, specific performance, or other equitable relief, without having to post bond or prove actual damages, and without prejudice to any other rights and remedies that the Company and/or its Affiliates may have for a breach of this Agreement, including, without limitation, money damages. Participant acknowledges and agrees that notwithstanding the arbitration provisions in this Agreement, the Company may elect to file and pursue claims which arise from or relate to Participant’s actual or threatened breaches of this Section in state or federal court of competent jurisdiction. Participant shall be liable to pay all costs, including reasonable attorneys’ and experts’ fees and expenses, that the Company may incur in enforcing or defending this Section, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company where the Company succeeds in enforcing any provision of this Agreement.
(vi)    Forfeiture and Repayment Provisions. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement, Participant agrees that during the Restricted Period (or the Enhanced Restricted Period, if/as applicable), if Participant breaches any of the terms or conditions in this Section, then in addition to all rights and remedies available to the Company at law and in equity Participant shall immediately forfeit any portion of the Award that has not otherwise been previously forfeited under the applicable terms of this Agreement and that has not yet been paid, exercised, settled or vested. The Company may also require repayment from Participant of any and all of the compensatory value of the Award that Participant received during the Restricted Period (or the Enhanced Restricted Period, as applicable), including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise, or settlement of the Award and/or any consideration in excess of such gross amounts received by Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise or settlement of the Award. Participant shall promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.
(vii)    Interpretation. Any reference to Section or subsection in this Section 15 shall refer to this Section 15 or respective subsection.

16.    Arbitration. In lieu of litigation by way of court or jury trial, any dispute or controversy arising hereunder shall be settled by arbitration, in accordance with the arbitration agreement currently in effect by separate agreement between the Participant and the Company or any of its Affiliates and which is incorporated herein by reference. In the event that such arbitration agreement is determined to be inapplicable or unenforceable or if no such arbitration agreement is then in effect, the parties mutually agree to arbitrate any dispute arising out of or related to this Agreement pursuant to the terms of this paragraph.  The parties agree that this Agreement provides sufficient consideration for that obligation and the mutual promises to arbitrate also constitutes consideration for this agreement to arbitrate.  The following terms and conditions shall apply to such arbitration hereunder. The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and shall be governed by the Federal Arbitration Act. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including filing fees) and the fees of the arbitrator will be paid by the Company. The Participant and the Company waive the right for any dispute to be brought, heard, decided, or arbitrated as a class and/or collective action (or joinder or consolidation with claims of any other person), and the parties agree that, regardless of anything else in this arbitration provision or the AAA Rules, the interpretation, applicability, enforceability or formation of the class action waiver in this provision may only be determined by a court and not an arbitrator.  Regardless of anything else in this Agreement, this arbitration provision may not be modified or terminated absent a writing signed by the Participant and the Company stating an intent to modify or terminate the arbitration provision.
17.    Governing Law. Except as otherwise provided in the foregoing Section, this Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles.
18.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the RSUs granted hereby and may not be amended except in a writing signed by both the Company and the Participant or his or her Representative. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
19.    Forfeiture and Clawback of Award. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement and as a condition to the receipt of this Award, the rights, payments and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required in accordance with Company policy as in effect from time to time (“Forfeiture and Clawback Policy”), and/or as otherwise required by applicable law, rule or regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) as in effect from time to time (collectively with the Forfeiture and Clawback Policy, “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any determination made and action taken under the Forfeiture and Clawback Policy shall be final, binding and conclusive.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
20.    Stock Holding Period. The Participant agrees to hold the shares of Common Stock acquired upon the conversion of the RSUs for a minimum of 12 months following the applicable Settlement Date. This holding period shall not apply to shares of Common Stock withheld by the Company to settle tax liabilities related to vesting and/or settlement, and as otherwise may be provided under the Company’s Stock Ownership Policy.
Appendix I (California Employees)
If Participant resides in the State of California, Section 15(c)(ii) of the foregoing Restricted Stock Unit Award Agreement shall be restated as follows:
15(c)(ii)    Non-Solicitation of Business. Participant acknowledges that by virtue of Participant’s employment with, or service to, the Employer, Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. Participant acknowledges that the Company and/or its Affiliates have invested in its and Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates has a legitimate business interest in protecting these relationships against solicitation and/or interference by Participant for a reasonable period of time after Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and the Restricted Period Participant shall not use or rely in any manner on any Confidential Information (as the term is defined in this Section) to, directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer Participant’s business from the Company or an Affiliate to Participant, Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue or terminate Customer’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from Participant, Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of Participant, Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate. In addition to the foregoing restrictions, Participant agrees not to be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Company or an Affiliate, at any time during the Enhanced Restricted Period.

As of 2-6-18